Exhibit 5.1

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Washington, D.C.

File No. 028293-0000

January 21, 2005

Integrated Device Technology, Inc.

2975 Stender Way

Santa Clara, California 95054

Re:	Registration Statement on Form S-8 for 2,500,000 shares of common stock, par value $0.001

Ladies and Gentlemen:

We have acted as special counsel to Integrated Device Technology, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to an aggregate of 2,500,000 shares of common stock, par value $0.001 per share (the “Shares”), of the Company pursuant to the Integrated Device Technology, Inc. 2004 Equity Plan (the “Plan”) under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2005. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares will be timely completed in the manner proposed, and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

We are opining herein only as to the validity of the Shares under the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of the required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

Integrated Device Technology, Inc.

January 21, 2005

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP